1988 DEFERRED COMPENSATION PLAN OF
               APL LIMITED: REGULAR DEFERRAL PLAN

SECTION 1.     ESTABLISHMENT AND PURPOSE.

     The 1988 Deferred Compensation Plan was adopted by the Board on November 29, 1988. The 1988 Deferred
Compensation Plan was amended, effective November 9,
1996, to form two plans:  the 1988 Deferred
Compensation Plan of APL Limited: Pure Excess Deferral
Plan (the "Pure Excess Deferral Plan") and the 1988
Deferred Compensation Plan of APL Limited: Regular
Deferral Plan (the "Plan"). This document constitutes an amendment and restatement of the prior version of the Plan. The Plan is intended to provide certain
Executives with an opportunity to defer payment of their salaries or their bonus awards under the Company's year-end bonus plan for executives and key employees. In addition, the Plan provides for matching contributions by the Company. It is expected that the Plan will assist the Company in attracting and retaining Executives of outstanding achievement and ability.

SECTION 2.     DEFINITIONS.

     (a) "Base Salary" means the Executive's annual base salary, as adjusted from time to time, before reduction for deferrals pursuant to this Plan, the Thrift Plan, the Profit-Sharing Plan or any other arrangement for deferral established by the Company.

     (b) "Beneficiary" means the person or persons designated by the Executive in writing to receive payment of any Deferral Account of the Executive in the event of his or her death. If no designated
Beneficiary survives the Executive, the Executive's estate shall be the Beneficiary. If a designated
Beneficiary survives the Executive but dies before receiving payment of all amounts due him or her, the remaining amounts shall be paid to such Beneficiary's estate. An Executive may at any time elect to change his or her Beneficiary designation. Any such change shall be in writing and shall be effective upon receipt by the Company prior to the death of the Executive.

     (c)  "Benefit Unit" means a period of one or more
Years designated by the Committee under Section 4(a) as a period for which Executives may file separate
Election Forms.

     (d) "Board" means the Board of Directors of the Company, as constituted from time to time.

     (e)  "Bonus Award" means the amount of
compensation paid by the Company to an Executive as a bonus award under the Company's year-end bonus plan for executives and key employees.

     (f)  "Code" means the Internal Revenue Code of
1986, as amended.

     (g) "Committee" means the Compensation Committee of the Board.

     (h)  "Company" means American President Companies,
Ltd., a Delaware corporation.

     (i) "Compensation Limit" means the compensation limit described in section 401(a)(17) of the Code, as it may be revised or adjusted from time to time.

     (j)  "Deferral Account" means the account
maintained on the books of account of the Company for each Benefit Unit for which an Election Form was filed by the Executive.

     (k) "Early Retirement Date" means the later of the date when the Executive (i) attains age 55 or (ii) completes five years of service with the Company, as determined by the Committee.

     (l) "Election Form" means an Executive's written election to defer compensation under the Plan during a Benefit Unit.

     (m)  "Executive" means an executive or key
employee of the Company, or a subsidiary of the Company, who is eligible to participate in the Plan under Section 3.

     (n) "Financial Hardship" means an unusual expense or indebtedness that imposes an extraordinary or unexpected financial burden upon the Executive, the amount of which is not reasonably available from other resources of the Executive.

     (o)  "In-Service Distribution" means a
distribution that occurs while the Executive remains in employment with the Company or a subsidiary of the Company.

     (p)  "Plan" means this 1988 Deferred Compensation
Plan of APL Limited: Regular Deferral Plan, as amended from time to time.

     (q)  "Profit-Sharing Plan" means the American
President Profit-Sharing Plan, as amended from time to time.

     (r)  "Pure Excess Deferral Plan" means the 1988
Deferred Compensation Plan of APL Limited: Pure Excess
Deferral Plan, as amended from time to time.

     (s)  "Retirement" means any termination of
employment on or after the Executive reaches his or her
(i) Early Retirement Date or (ii) Retirement Date.

     (t)  "Retirement Benefit" means the benefit
payable to an Executive after Retirement.

     (u) "Retirement Date" means the date when the Executive attains age 65.

     (v) "Retirement Rate" means the 120-month rolling average yield for 10-year United States Treasury Notes, determined for each Year as of the December 1 that precedes such Year. Notwithstanding the terms of the previous sentence, the Retirement Rate for 1989 shall be 10.66%.

     (w) "Termination Benefit" means the lump sum amount payable to an Executive who separates from service with the Company and its subsidiaries before Retirement.

     (x)  "Termination Rate" means 90% of the
Retirement Rate for the Year in question. The termination rate for 1989 shall be 9.59%.

     (y)  "Thrift Plan" means the American President
Companies, Ltd. Profit-Sharing Thrift Plan for Salaried
Shoreside Employees, as amended from time to time.

     (z) "Total and Permanent Disability" means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than 12 months.

     (aa) "Year" means a calendar year.

SECTION 3.  ELIGIBILITY.

     The Committee, acting upon the advice of the Chief
Executive Officer of the Company or upon its own motion, shall determine which executives and key employees will be eligible to participate in the Plan as Executives. The Committee shall notify an individual in writing when he or she is first designated as an Executive for purposes of the Plan.

SECTION 4.     ELECTION TO PARTICIPATE IN PLAN.

     (a) Not less than 30 days before the beginning of each Year, the Committee shall designate the Benefit
Unit or Benefit Units that begin with such Year.

     (b) An Executive may elect to participate in the Plan for a Benefit Unit by filing an Election Form for Bonus Awards with the Company on or before the December
15 preceding the start of such Benefit Unit (on or before December 30, 1988, in the case of Benefit Units commencing on January 1, 1989). Such Election Form shall apply to the Bonus Awards, if any, to be paid during the Benefit Unit. The Election Form shall specify the percentage or amount of the Executive's
Bonus Awards, if any, to be deferred during the Benefit
Unit as well as the time or times for payment of Retirement Benefits and In-Service Distributions.

     (c) An Executive may also elect to participate in the Plan for a Benefit Unit by filing an Election Form for Base Salary with the Company on or before the December 15 preceding the start of such Benefit Unit.
Such Election Form shall apply to all Base Salaries to be paid during the Benefit Unit. The Election Form shall specify the percentage or amount of the Executive's Base Salary to be deferred during the Benefit Unit as well as the time or times for payment of Retirement Benefits and In-Service Distributions.
In no event, however, shall an Executive defer more than 88 percent of his or her Base Salary up to the Compensation Limit, and 100 percent of his or her Base
Salary above the Compensation Limit.

     (d) In the case of an individual who is newly designated as an Executive under Section 3, the Election Forms described in Subsections (b) and (c) above may be filed for any Benefit Unit then in progress not later than 30 days after the Committee's written notice of eligibility was given.

     (e) Except as otherwise expressly provided in the Plan, all elections shall be irrevocable upon filing with the Company on Election Forms. The foregoing notwithstanding, elections of the time or times for payment filed under this Section 4, and not requiring payment before 1997, may be modified by filing a new
Election Form on or before December 20, 1996 that requires payment no earlier than January 1, 1997, which modified election shall be irrevocable upon filing of the Election Form with the Company.

     (f)  A portion of the Base Salaries deferred
pursuant to the provisions of the preceding Subsections of this Section 4 shall be deemed made under the Pure
Excess Deferral Plan and shall not be part of the Eligible Employee's benefit under this Plan. Deferrals shall be deemed made under the Pure Excess Deferral
Plan, and not this Plan, to the extent that such deferrals come from Base Salary in excess of the Compensation Limit but not in excess of the maximum deferral percentage permitted under the terms of the Profit-Sharing Plan or Thrift Plan (as applicable).

     (g)  Any other provision of the Plan
notwithstanding, the Committee, at its sole discretion, may (i) reduce the level of deferral elections or (ii) decline altogether to accept an Executive's deferral election.

SECTION 5.     MATCHING CONTRIBUTIONS.

     (a) As of the close of each calendar month, the Company shall credit the Deferral Account of each Executive who is eligible to receive matching contributions under the Thrift Plan or the Profit-Sharing Plan with a matching contribution under this Plan. The amount of the matching contribution under this Plan shall be equal to:

          (i)  The sum of (A) the "salary deferrals"
     and "basic contributions" made by the Executive under the Thrift Plan for the calendar month plus
     (B) the "salary deferrals" and "basic employee contributions" made by the Executive under the Profit-Sharing Plan for the calendar month plus
     (C) the amount of Base Salary deferred by the Executive under Section 4(c) of this Plan for the calendar month, but only to the extent that such sum does not exceed six percent of the Executive's
     Base Salary for the calendar month; minus

          (ii)  The aggregate amount of the "matching
     contributions" allocated to the Executive under the Thrift Plan or the Profit-Sharing Plan for the calendar month.

     (b) As of the close of each calendar year, the Company shall deduct from each Executive's Deferral
Account an amount equal to the "basic contributions" and "discretionary contributions" allocated to him or her under the Profit-Sharing Plan for such year.

     (c)  The foregoing Subsections (a) and (b)
notwithstanding, a portion of the matching contribution determined in Subsection (a) above shall be credited under the Pure Excess Plan and shall not be part of the Eligible Employee's benefit under this Plan. The matching contribution shall be credited under the Pure
Excess Plan, and not this Plan, to the extent that such matching contribution relates to deferrals from Base
Salary in excess of the Compensation Limit.

     (d)  Subsection (a) above notwithstanding,
matching contributions credited in lieu of contributions under the Thrift Plan (and the interest credited thereon) shall be distributed to the Executive only to the extent that such matching contributions
(and interest) would be vested under the Thrift Plan.
The balance, if any, of such matching contributions
(and interest) shall be forfeited upon the termination of the Executive's employment.

     (e) Interest credits on any matching contribution shall commence as of the day next following the close of the calendar month to which such contribution relates.

SECTION 6.  ESTABLISHMENT OF DEFERRAL ACCOUNTS.

     (a) In the event a Bonus Award is made to an Executive who has duly filed an Election Form with respect to Bonus Awards to be paid during a Benefit
Unit and for whom no Deferral Account has been established for such Benefit Unit, the Company shall establish a Deferral Account for the Executive for such Benefit Unit. The Deferral Account for a Benefit Unit shall be credited with an amount equal to that portion of each Bonus Award that would have been payable to the Executive during such Benefit Unit but for the terms of the deferral election. A Bonus Award shall be credited to the Executive's Deferral Account as of the first day of the month next following the date of such Bonus
Award, and interest credits on such Bonus Award shall commence as of such day.

     (b) In the case of an Executive who has duly filed an Election Form with respect to Base Salaries to be paid during a Benefit Unit and for whom no Deferral
Account has been established for such Benefit Unit, the Company shall establish a Deferral Account for the Executive for such Benefit Unit. The Deferral Account for a Benefit Unit shall be credited with an amount equal to that portion of each Base Salary payment that would have been payable to the Executive during such Benefit Unit but for the terms of the deferral election and that is deferred under this Plan pursuant to
Section 4 above. Deferred Base Salary shall be credited to the Executive's Deferral Account as of the pay date for the deferred Base Salary. Interest credits on deferred Base Salary shall commence as of the day next following the close of the month in which such deferred Base Salary is credited to the Deferral
Account.

SECTION 7.     INTEREST CREDITS AND DISTRIBUTION
EVENTS.

     (a)  Interest shall be credited to all Deferral
Accounts, commencing at the times specified above, at the rate of 1/12th of the applicable rate each month and shall be compounded at the end of each Year.

     (b) If an Executive separates from employment with the Company and its subsidiaries for reasons other than death, Total and Permanent Disability or Retirement, interest on his or her Deferral Accounts shall be credited at the Termination Rate and, any elections the Executive may have made with respect to the timing of the payout of his or her Deferral
Accounts notwithstanding, such Deferral Accounts shall be paid in a lump sum on the first day of the calendar quarter next following the date of termination.

     (c) If an Executive separates from employment with the Company and its subsidiaries by reason of Retirement, interest on his or her Deferral Accounts shall be credited at the Retirement Rate and such Deferral Accounts shall be paid in the manner specified by the Executive in his or her Election Forms.

     (d)  If an Executive suffers a Total and Permanent
Disability prior to Retirement, deferrals and matching contributions shall continue to be credited to the Executive's Deferral Accounts as long as Base Salary or
Bonus Award payments are continued during the period of Total and Permanent Disability in accordance with any Election Form executed prior to the onset of the Total and Permanent Disability. When long-term disability benefits commence, the disabled Executive's Deferral
Accounts shall be paid over a five-year period on a quarterly basis, commencing on the first day of the calendar quarter coinciding with or next following commencement of long-term disability benefits.
Interest on the Deferral Accounts of a disabled
Executive shall be credited at the Retirement Rate.

     (e) If an Executive dies prior to his or her Early Retirement Date and Retirement Date, interest on the deceased Executive's Deferral Accounts shall be credited at the Retirement Rate. Such Deferral
Accounts shall be paid to the Executive's Beneficiary in a lump sum on the first day of the calendar quarter next following the date of death.

     (f)  If an Executive dies after his or her Early
Retirement Date or Retirement Date but prior to Retirement, the deceased Executive's Deferral Accounts shall be credited with interest at the Retirement Rate and shall be paid to the Executive's Beneficiary in the manner elected by the Executive, as if the Executive had retired on the date of his or her death.

     (g)  If an Executive dies after Retirement
Benefits have commenced, the previously unpaid benefits shall continue to be paid as scheduled.

     (h)  If an Executive elects to receive an In-
Service Distribution on his or her Election Form, such distribution shall be made in accordance with the Executive's Election Form; provided, however, that (i) no distribution shall be made less than one year after commencement of the Benefit Unit to which the In-Service Distribution election applies and (ii) the total amount distributed shall not exceed the value of the Deferral Account for the Benefit Unit to which the In-Service Distribution election relates, including interest credited thereto. For purposes of the previous sentence, interest shall be credited at the Termination Rate for In-Service Distributions made prior to an Executive's Early Retirement Date and Retirement Date and at the Retirement Rate for In-Service Distributions made after an Executive's
Early Retirement Date or Retirement Date.  If an
Executive received an In-Service Distribution to which interest was credited at the Termination Rate and subsequently becomes entitled to have interest credited to his or her Deferral Accounts at the Retirement Rate, then the Executive's Deferral Accounts shall be recalculated by crediting interest on all amounts received as an In-Service Distribution at the Retirement Rate up to the time of the In-Service
Distribution. Any resulting increase in the value of the Executive's Deferral Accounts as of the date of the In-Service Distribution shall be credited with interest at the Retirement Rate for the period from the date of the In-Service Distribution to the date when the Deferral Accounts are distributed.

SECTION 8.     FORM AND TIME OF PAYMENT OF ACCOUNTS.

     (a) Subject to Section 7, payments from each Deferral Account shall be made only in cash and shall consist of lump sums or quarterly installments, or a combination of lump sums and quarterly installments, as elected by the Executive in the applicable Election
Form. Installments of Retirement Benefits shall be paid on the first day of each calendar quarter.
Installments of Retirement Benefits shall not be paid over a period exceeding 15 years. The amount of the installments shall be redetermined each Year by assuming that interest will be credited on the unpaid balance at the Retirement Rate for the Year in question for the remainder of all installment payments.

     (b) In the event of an Executive's Total and Permanent Disability or Financial Hardship, the
Committee may determine in its sole discretion that payments from one or more of the Executive's Deferral
Accounts shall be made at an earlier date than the time or times specified on the Executive's Election Forms.

     (c)  Upon application of an Executive, the
Committee may determine in its sole discretion that payments from one or more of the Executive's Deferral
Accounts shall be made at an earlier date than the time or times specified on the Executive's Election Forms
(even in the absence of a Total and Permanent
Disability or Financial Hardship). All distributions under this Subsection (c) shall be reduced by a penalty equal to six percent of the amount otherwise distributable, which penalty shall be forfeited to the Company. An Executive who has received a distribution under this Subsection (c) thereafter shall not make additional deferrals under the Plan or under the Pure
Excess Deferral Plan.

SECTION 9.     NONASSIGNABILITY OF INTERESTS.

     The interest and property rights of any Executive under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any act in violation of this Section 9 shall be void.

SECTION 10.    LIMITATION OF RIGHTS.

     (a) Nothing in the Plan shall be construed to give any Executive any right to be granted a Bonus
Award.

     (b)  Neither the Plan nor the deferral of any Base
Salary or Bonus Award, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company or a subsidiary will employ an Executive for any period of time, in any position or at any particular rate of compensation.

SECTION 11.    ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Committee.
The Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan and to take any and all necessary actions in connection therewith. The
Committee's interpretation and construction of the Plan shall be conclusive and binding on all persons.

SECTION 12.    CLAIMS AND INQUIRIES.

     (a) Application for Benefits. Applications for benefits and inquiries concerning the Plan (or concerning present or future rights to benefits under the Plan) shall be submitted to the Company in writing and addressed to the Chairman of the Committee. An application for benefits shall be submitted on the prescribed form and shall be signed by the Executive or, in the case of a benefit payable after his or her death, by the Beneficiary.

     (b) Denial of Application. In the event that an application for benefits is denied in whole or in part, the Chairman of the Committee shall notify the applicant in writing of the denial and of the right to a review of the denial. The written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for the denial, specific references to the provisions of the Plan on which the denial is based, a description of any information or material necessary for the applicant to perfect the application, an explanation of why the material is necessary, and an explanation of the review procedure under the Plan. The written notice shall be given to the applicant within a reasonable period of time (not more than 90 days) after the Chairman of the Committee received the application, unless special circumstances require further time for processing and the applicant is advised of the extension. In no event shall the notice be given more than 180 days after the Chairman of the Committee received the application.

     (c) Review Panel. The Committee shall serve as the "Review Panel" under the Plan. The Review Panel shall have the authority to act with respect to any appeal from a denial of benefits or a determination of benefit rights.

     (d)  Request for Review.  An applicant whose
application for benefits was denied in whole or in part, or the applicant's duly authorized representative, may appeal from the denial by submitting to the Review Panel a request for a review of the application within 90 days after receiving written notice of the denial from the Chairman of the Committee. The Chairman of the Committee shall give the applicant or his or her representative an opportunity to review pertinent materials, other than legally privileged documents, in preparing the request for a review. The request for a review shall be in writing and addressed to the Committee. The request for a review shall set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the applicant deems pertinent. The Review Panel may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

     (e) Decision on Review. The Review Panel shall act on each request for a review within 60 days after receipt, unless special circumstances require further time for processing and the applicant is advised of the extension. In no event shall the decision on review be rendered more than 120 days after the Review Panel received the request for a review. The Review Panel shall give prompt written notice of its decision to the applicant. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for the decision and specific references to the provisions of the Plan on which the decision is based.

     (f) Rules and Interpretations. The Review Panel shall adopt such rules, procedures and interpretations of the Plan as it deems necessary or appropriate in carrying out its responsibilities under this Section
12.

     (g) Exhaustion of Remedies. No legal action for benefits under the Plan shall be brought unless and until the claimant (i) has submitted a written application for benefits in accordance with Subsection
(a) above, (ii) has been notified by the Chairman of the Committee that the application is denied, (iii) has filed a written request for a review of the application in accordance with Subsection (d) above and (iv) has been notified in writing that the Review Panel has affirmed the denial of the application; provided, however, that legal action may be brought after the Chairman of the Committee or the Review Panel has failed to take any action on the claim within the time prescribed by Subsections (b) and (e) above, respectively.

SECTION 13.    MISCELLANEOUS PROVISIONS.

     (a) An Executive who has agreed to defer a stated portion of Base Salaries or Bonus Awards over more than one Year in a Benefit Unit on a valid Election Form may accelerate the elected deferrals by a separate election. The duration of such Benefit Unit shall be reduced accordingly. Any acceleration of deferrals shall be made prior to the commencement of the Year in which the deferred compensation to be accelerated otherwise would be paid.

     (b) The minimum annual deferral of Base Salary and Bonus Awards shall be $2,000.

     (c)  Any other provision of the Plan
notwithstanding, if an Executive's Deferral Account after commencement of Retirement Benefits is reduced in value to $50,000 or less, or if a Deferral Account established for a Beneficiary becomes worth $50,000 or less, the Committee may elect to make a lump sum distribution of any such Deferral Account.

SECTION 14.    AMENDMENT OR TERMINATION OF THE PLAN.

     The Board may amend, suspend or terminate the Plan at any time, except that no amendment shall retroactively change either the Termination Rate or the Retirement Rate for the period prior to the date of the amendment.

SECTION 15.    CHOICE OF LAW.

     The validity, interpretation, construction and performance of the Plan shall be governed by the Employee Retirement Income Security Act of 1974 and, to the extent they are not preempted, by the laws of the State of California.

SECTION 16.    EXECUTION.

     To record the amendment and restatement of the Plan, the Company has caused its duly authorized officer to affix the corporate name hereto.

                                  APL LIMITED


                                  By: /s/Timothy J. Windle

                                  Its:  Assistant Secretary